Exhibit (h)(65) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

EXHIBIT A

to

ADMINISTRATIVE SERVICES AGREEMENT

Amended and Restated as of December 28, 2009

This Agreement shall apply to Classes of the Funds identified below:

Fund	Class A Shares	Institutional Shares
Money Market Fund	X	X
U.S. Treasury Money Market Fund	X	X
Ohio Municipal Money Market Fund	X	X
Tax-Free Money Market Fund	X	X
Growth Fund	X	X
Income Equity Fund	X	X
Mortgage Securities Fund	X	X
Ohio Tax-Free Fund	X	X
Fixed Income Securities Fund	X	X
Intermediate Government Income Fund	X	X
Short/Intermediate Fixed Income Securities Fund	X	X
Dividend Capture Fund	X	X
International Equity Fund	X	X
Mid Corp America Fund	X	X
New Economy Fund	X	X
Rotating Markets Fund	X	X
Situs Fund	X	X
Macro 100 Fund	X	X
Real Strategies Fund	X	X
Technical Opportunities Fund	X	X
Global Select Markets Fund	X	X

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This Exhibit A, amended and restated as of December 28, 2009, is hereby incorporated and made part of the Administrative Services Agreement dated June 23, 2006, by and between the parties named below (the “Agreement”), and replaces any and all prior versions of amended and restated Exhibit A to the Agreement.

Witness the due execution hereof this 28th day of December, 2009.

THE HUNTINGTON NATIONAL BANK		THE HUNTINGTON FUNDS

By:	/s/ Ronald J. Corn	By:	/s/ B. Randolph Bateman
Name:	Ronald J. Corn	Name:	B. Randolph Bateman
Title:	Vice President	Title:	President